SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8–A/A
AMENDMENT No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

THE AES CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	54–1163725
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1001 North 19th Street, Arlington Virginia	22209
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. x

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. o

Securities Act registration statement file number to which this form relates:	333–39857 (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
8% Senior Notes Due 2008	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: None
(Title of Class)

          The undersigned hereby amends its Registration Statement (the “Registration Statement”) on Form 8-A filed on December 11, 1998 relating to its 8.00% Senior Notes, Series A, Due 2008 (the “8.00% Senior Notes”) to reflect the change described below.

Item 1: Description of Registrant’s Securities to be Registered

          On April 2, 2003, The AES Corporation (NYSE: AES) (the “Registrant”) announced the successful completion of a consent solicitation relating to certain of its debt securities including the 8.00% Senior Notes. On April 3, 2003, as a result of the successful completion of the consent solicitation, the Senior Indenture dated December 8, 1998 between the Registrant and Wells Fargo Bank, National Association, as successor trustee to Bank One National Association (formerly known as The First National Bank of Chicago), which governs the 8.00% Senior Notes, was amended by the execution of the Ninth Supplemental Indenture (as described below) to conform the definition of Material Subsidiary contained therein to the definition of Material Subsidiary contained in the indenture governing the Registrants recently issued senior secured notes due 2005. The Ninth Supplemental Indenture dated April 3, 2003 between the Registrant and Wells Fargo Bank Minnesota, National Association, as trustee is attached hereto as an Exhibit and incorporated by reference herein.

Item 2: Exhibit

Ninth Supplemental Indenture dated April 3, 2003 between the Registrant and Wells Fargo Bank Minnesota, National Association, as Trustee.

SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

THE AES CORPORATION

By:	/s/ Brian Miller
Name: Brian Miller Title: Deputy General Counsel and Secretary

Date: May 27, 2003

THE AES CORPORATION

as Issuer

AND

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION

as Trustee

_________________________

NINTH SUPPLEMENTAL INDENTURE

Dated as of April 3, 2003

TO

SENIOR INDENTURE

Dated as of December 8, 1998

_________________________

               The Ninth Supplemental INDENTURE, is dated as of this April 3, 2003 (the “Ninth Supplemental Indenture”), between THE AES CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (hereinafter sometimes referred to as the “Company”), and WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, a national banking association, as trustee (hereinafter sometimes referred to as the “Trustee” or “Wells Fargo”).

               WHEREAS, the Company entered into a Senior Indenture dated as of December 8, 1998, as may be amended or supplemented from time to time (the “Indenture”) between the Company and Bank One, National Association (formerly known as The First National Bank of Chicago) (“Bank One”), to provide for the future issuance of its senior debentures, notes or other evidences of indebtedness to be issued from time to time in series as might be determined by the Company pursuant to the Indenture and, in an unlimited aggregate principal amount; and

               WHEREAS, the Company executed and delivered a First Supplemental Indenture, a Second Supplemental Indenture, a Third Supplemental Indenture, a Fourth Supplemental Indenture, a Fifth Supplemental Indenture, a Sixth Supplemental Indenture, a Seventh Supplemental Indenture and an Eighth Supplemental Indenture (the “Supplemental Indentures”), each between the Company and Bank One, as trustee, providing for the issuance of the Company’s 8.00% Senior Notes Due 2008, 9.50% Senior Notes Due 2009, 9.375% Senior Notes Due 2010, 8.75% Senior Notes Due 2002, 8.875% Senior Notes Due 2011, 8.375% Senior Notes Due 2011, 8.75% Senior Notes Due 2008 and 7.375% Remarketable or Redeemable Securities Due 2013, respectively, (collectively, the “ Senior Debt Securities”); and

               WHEREAS, Bank One has subsequently assigned its rights and obligations as trustee under the Indenture to Wells Fargo; and

               WHEREAS, Section 9.2 of the Indenture provides that the Indenture may be amended by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Securities of all series affected by such amendment (all such series voting as a separate class); and

               WHEREAS, holders of not less than a majority in aggregate principal amount of the Senior Debt Securities have given and not revoked their consent to the execution by the Company and the Trustee of the amendment set forth in this Ninth Supplemental Indenture; and

               WHEREAS, all conditions and requirements necessary to make this Ninth Supplemental Indenture a valid and binding instrument in accordance with its terms and the terms of the Indenture have been satisfied.

               NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Company and the Trustee hereby covenant and agree as follows:

               SECTION 1. Defined Terms. For all purposes of this Ninth Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, all capitalized terms defined herein and in the Indenture or any of the Supplemental Indentures shall have the meanings assigned to them herein. All capitalized terms not defined herein shall have the meanings assigned to them in the Indenture. Unless otherwise expressly specified, all references to a “Section” herein refer to a section of this Ninth Supplemental Indenture.

               SECTION 2. Amendment Of Section 1.1 Of Indenture. Section 1.1 of the Indenture is hereby amended by replacing the definition of “Material Subsidiary” contained therein with the following definition:

“Material Subsidiary” of any Person means, as of any date, any Subsidiary of which such Person’s proportionate share of such Subsidiary’s total assets (after intercompany eliminations) exceeds 15 percent of the total assets of such Person on a consolidated basis.

               SECTION 3. Ratification. The Indenture, as supplemented by this Ninth Supplemental Indenture, is in all respects ratified and confirmed. This Ninth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent provided herein and therein.

               SECTION 4. Counterparts. This Ninth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

               IN WITNESS WHEREOF, the parties hereto have caused this Ninth Supplemental Indenture to be duly executed and attested, on the date or dates indicated in the acknowledgments and as of the day and year first above written.
THE AES CORPORATION

By:	/s/ Barry J. Sharp
Name: Barry J. Sharp Title: Executive Vice President and Chief Financial Officer

Attest:

By:	/s/ Leith Mann
Name: Leith Mann Title: Assistant Secretary

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCATION as Trustee

By:	/s/ Jeffery Rose
Name: Jeffery Rose Title: Corporate Trust Officer

Attest:

By:	/s/ Curtis D. Schwegman
Name: Curtis D. Schwegman Title: Vice President